Exhibit 99.1

                 WORKSTREAM INC. ANNOUNCES FINANCING TRANSACTION

                NEW CAPITAL WILL ENABLE COMPANY TO GROW BUSINESS

OTTAWA, CANADA, APRIL 22, 2002 - WORKSTREAM INC. (NASDAQ - WSTM) - a leading provider of Human Capital Management (HCM) Web-enabled solutions and professional services - today announced it has sold to Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC an aggregate of $1,500,000 principal amount of the Company's 8% Senior Subordinated Convertible Notes (the "Notes"), and warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $3.70 per share, subject to adjustment upon the occurrence of certain events.

"We are pleased to partner with Sands investment team and fortunate in today's market to find a business partner who offers full service investment banking, venture capital, and market development committed to our growth strategy at Workstream," stated MICHAEL MULLARKEY, CEO OF WORKSTREAM INC. "With this agreement, we'll have the additional capital that is needed to continue growing our company. Over the last year we've considerably expanded the Company's offerings. Now we will have even greater resources to provide our customers with full services HCM technology and solutions from across the HR spectrum. This new investment will be used for further product expansion and customer services, drive broader market reach thru increasing sales and marketing and identify additional acquisition opportunities."

The Notes will be convertible into a class of preferred shares known as Class A Preferred Shares, which have yet to be authorized. If the Class A Preferred Shares are not authorized by December 31, 2002, the Notes may be converted into shares of the Company's common stock at the option of the holder. The authorization of the proposed Class A Preferred Shares will be submitted to the shareholders of the Company for approval at the next shareholders' meeting. The conversion price of the Notes into Class A Preferred Shares is $100 per share, subject to adjustment upon the occurrence of certain events. The Class A Preferred Shares, if approved by the shareholders of the Company and when issued, would be convertible into a number of shares of the Company's common stock determined by dividing $100 by a conversion price of $3.00 per share, subject to adjustment upon the occurrence of certain events.


ABOUT WORKSTREAM
----------------

Workstream Inc. (NASDAQ: WSTM) is a leading provider of Web-enabled tools and professional services for Human Capital Management (HCM). Offering a diversified suite of high-tech and high-touch services to address the full lifecycle of the employer/employee relationship, Workstream ensures more effective management of corporate assets via automation and outsourcing. Workstream's HCM technology backbone enables companies to streamline the management of enterprise human capital processes including recruitment, assessment, integration, deployment and outplacement. Workstream offers a full-range of HCM products and services

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through its 21 offices and over 220 dedicated human resource professionals across North America. The company's expertise has motivated many blue-chip organizations such as Eli Lilly, Nike, Samsung, KPMG and Sony Music to select Workstream.

For more information visit http:www.workstreaminc.com or call toll free 1-866-470-WORK.


ABOUT SANDS BROTHERS & CO., LTD.
--------------------------------

Sands Brothers & Co., Ltd. provides a full range of investment services principally to high net worth individuals, institutional money managers and corporations (both public and private). In addition to over 250 account executives, Sands Brothers & Co., Ltd.'s staff includes research professionals, corporate finance professionals, an institutional sales group, as well as syndicate and trading departments.

With more than 10,000 clients entrusting us with over $2 billion under management, Sands Brothers & Co., Ltd. has earned a premier reputation as counselor and advocate for informed, committed investors.


This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the verity of sources of competition we face; experiencing client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.



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FOR MORE INFORMATION
--------------------

MEDIA CONTACTS:

Maggie O'Lett-Patterson
High Road Communications
A Fleishman-Hillard Company
Tel: 613-236-0909 ext. 314
E-mail: molett@highroad.com

INVESTOR RELATIONS CONTACTS:

Tammie Brown
Workstream Inc.
Tel: 613-270-0619 ext. 263
Email: tammie.brown@workstreaminc.com

Craig Armitage
Fleishman-Hillard
Tel: 416-214-0701 ext. 322
E-mail: armitagc@fleishman.com










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